Exhibit 10.93

DATED December 5th, 2022

STERLING PHARMA SOLUTIONS LIMITED

and

AIM IMMUNOTECH INC.

MASTER SERVICES AGREEMENT

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THIS MASTER SERVICES AGREEMENT (“MSA”) is made and entered into this 5 December 2022 (the “Effective Date”), by and between:

1.	AIM ImmunoTech Inc. with an office at 2117 SW Highway 484, Ocala FL 34473 (“Purchaser”);

and

2.	Sterling Pharma Solutions Limited, registered in England and Wales with registered number 05712796 and with its registered office at Sterling Place, Dudley, Cramlington, Northumberland, NE23 7QG, UK (“Sterling”)

Each a Party and together the Parties.

BACKGROUND

1.	Sterling is in the business of Developing and Manufacturing Products and providing other services (including the Development Services defined in Setion 8.1) as described in an applicable SOW (collectively, the “Services”).

2.	The Purchaser wishes to engage Sterling to provide the Services to the Purchaser pursuant to the terms and conditions contained in and referenced in this MSA.

NOW, THEREFORE, BE IT RESOLVED, that for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretation.

1.1	In this Agreement, unless the context otherwise requires, the following definitions apply:

“Affiliate” means, in relation to either Party, any person, firm, trust, partnership, corporation, company or other entity or combination thereof that directly or indirectly Controls such Party, is Controlled by such Party or is under the common Control with such Party (and for the purpose of this expression “Control” shall mean in relation to any Party, the beneficial ownership of fifty percent (50%) or more (including ownership by trusts with substantially the same beneficial interests) of the issued share capital of, or the legal power to direct or cause the direction of the general management of the Party in question or its holding company or parent undertaking;

“Business Day” means a day which is not Saturday or Sunday or a bank or national holiday in England or USA.

“Cancellation Fee” 100% of the sum which has been or would have been paid by the Purchaser for the Services, including the costs of Developing or Manufacturing the cancelled or reduced batch or batches of Product, and which cannot be reutilised, cancelled or reallocated (including but not limited to plant costs, the costs of raw materials, packaging and waste costs and transportation or storage costs). Such sum is outlined in the SOW;

“Cancellation Request” has the meaning given in Section 6.2

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“Confidential Information” shall have the meaning given to it in the Confidentiality Disclosure Agreement entered into between the parties prior to the Effective Date.

“Delivery Date” means the expected delivery date for completion of the Services or each batch of Product as specified in the Agreement;

“Develop” Developing” or “Development” means the tests, studies and other activities performed by Sterling under this Agreement to develop and/or validate all or part of the manufacturing process, including without limitation, analytical tests and methods, formulations and dosage forms and stability;

“End Product” means the formulated drug product manufactured by the Purchaser, of which the Product forms part. For the avoidance of doubt, the Parties understand that the End Product may be used as a medicament that may be administered directly or as a part of a composition to humans, for example, by intravenous administration;

“Force Majeure Event” means any circumstances arising from or attributable to acts, events, omissions or accidents beyond the affected Party’s reasonable control, including but not limited to: acts of God, including adverse weather conditions or other natural disaster; epidemic, pandemic or disease; war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, import or export controls, breaking off of diplomatic relations or similar actions; terrorist attack, civil commotion or riots; nuclear, chemical or biological contamination; malicious damage; loss at sea; collapse of building structures; and any labour dispute, including but not limited to strikes, industrial action or lockouts;

“Good Manufacturing Practice” or “GMP” means current practices with respect to the Manufacture of the Product being those practices from time to time required by: (a) the International Conference on Harmonisation Guidelines, ICHQ7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and (b) ICH Q10 Quality Systems, (c) the principles and guidelines of Good Manufacturing Practices for medicinal products as defined within EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice; pertaining to computer systems, in particular EU GMP guide annexes: Supplementary requirements: Annex 11: Computerised systems and 21 CFR 11, and/or (d) those practices from time to time required by provisions of 21 C.F.R., by the parts 210 and 211 and all applicable rules, regulations, orders and guidance published thereunder; and/or (e) subject to prior approval by Sterling, those practices from time to time required by the regulations applicable to the supply of End-Product in such locality as the Purchaser may wish to supply the End-Product provided that such requirements shall in any event be no more onerous than the requirements set out in (a) and (b) and (c) and (d) above;

“Insolvency Event” means in relation to a Party, any step or action is taken in connection with that Party entering administration, provisional liquidation, a company voluntary arrangement or any other composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business (or any analogous step or action is taken to the foregoing whether in England and Wales or any other jurisdiction), or that Party suspends, or threatens to suspend, or ceases or threatens to cease to carry on all or a substantial part of its business;

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“Independent Laboratory” means such laboratory as shall be mutually agreed between the Parties as shall be used for the purposes of Section 8;

“Intellectual Property” includes at least copyright, patents, patent applications, provisional patent applications, trademarks, trademark applications, and trade secrets. Intellectual Property owned by or licensed to a Party prior to the effective date of this Agreement or developed or obtained independently from this MSA shall be and remain the sole property of that Party.

“Losses” means all liabilities, claims, demands, damages, losses, costs, expenses or money judgments (including fees and legal costs) resulting from any actual or threatened third party claim, demand or action;

“Manufacture” or “Manufacturing” means all steps involved in the production of Product, including processing, preparation, assembling, testing, labelling, packaging, and storage of Product by Sterling;

“Materials” means the raw materials (including starting materials) and components used in the Services, including the Development or Manufacture of the Product

“Purchaser” the purchaser identified in the Agreement;

“Purchase Order” means an order submitted by the Purchaser;

“Price” means the price of the Services as set out in the applicable SOW and calculated pursuant to Section 7;

“Product” means the product to be Developed and/or Manufactured and supplied as part of the Services as set out in the SOW;

“Purchaser Supplied Materials” means all Materials to be supplied by, or on behalf of, the Purchaser and its Affiliates for the performance of the processing activities (if any) as set forth in the SOW;

“Regulator” means any relevant authority which regulates the Manufacture of the Product and/or the sale or marketing of any End-Product;

“Specification(s)” means the specification(s) for the Product;

“Statement of Work” or “SOW” the documents produced by Sterling (and signed by Purchaser) detailing the Services, assumptions, Price, delivery terms, milestones, process for the Development or Manufacture of the Product and other key commercial terms. A template example is at Appendix 1 of this Agreement;

“Sterling Supplied Materials” means any Materials that are necessary for the performance of the Services, including Developing or Manufacturing and supplying the Products which are not included within the definition of the “Purchaser Supplied Material”; and

1.2	For the purposes of this Agreement: (i) the headings and recitals are for convenience only and they shall not affect its construction or meaning; (ii) a statutory provision includes a reference to any modification, consolidation or re-enactment or replacement of the provision from time to time and all subordinate instruments, orders or regulations made under it; (iii) the singular includes the plural and vice versa; (iv) one gender includes all genders; (v) references to any person shall include the person’s permitted successors and assigns; (vi) general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things and each reference throughout this Agreement to “includes” or “including” shall be construed without limitation.

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2.	FRAMEWORK

2.1	This MSA, together with any relevant SOW and Quality Agreement (“QA”) (together the “Agreement”) govern the overall relationship of the Parties and sets out the terms and conditions which shall govern the provision of the Services.

2.2	This MSA is structured so that a separate SOW shall be entered into between the Parties for the provision of particular Services.

2.3	Each SOW shall be negotiated in the following manner:

2.3.1	the Purchaser may request that Sterling provides the Services and shall provide Sterling with as much information as Sterling may reasonably request;

2.3.2	following receipt of the information requested from the Purchaser, Sterling shall, as soon as reasonably practicable, either:

(a)	inform the Purchaser that it declines to provide the requested Services; or

(b)	provide the Purchaser with a draft SOW for the Purchaser’s review and comment.

2.4	A SOW shall not be binding and effective unless:

2.4.1	the SOW has been signed by authorized representatives of both the Purchaser and Sterling;

2.4.2	a Purchase Order has been accepted pursuant to Section 4.2; and

2.4.3	as of the date that the SOW is signed, this MSA remains in effect.

2.5	Each binding SOW forms a separate contract incorporating the terms of this MSA.

2.6	If there is any conflict or inconsistency between (i) this MSA, (ii) SOW, (iii) the Purchase Order; (iv) the QA, (v) Confidentiality Disclosure Agreement entered into between the parties and executed on DATE and (iv) any other documents referred to in this MSA, the earlier listed document shall prevail over a latter listed document except that the QA shall prevail in respect of all quality related matters.

2.7	Sterling expressly objects to any terms or conditions in a Purchase Order or other document that modifies this Agreement. Any such modifications will not be binding upon Sterling unless accepted in writing by the Sterling’s authorized representative.

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3.	Changes to SOWS

Either Party may propose changes to a binding SOW, but no proposed changes shall be implemented until a relevant Change Order, in the form of Appendix 2 attached hereto, has been signed by both Parties.

4.	ORDERS

A Purchase Order shall only be binding when accepted by Sterling in writing.

5.	THE PURCHASER’S OBLIGATIONS

5.1	The Purchaser shall:

5.1.1	cooperate with Sterling in all matters relating to the Services;

5.1.2	provide to Sterling in a timely manner all documents, information, items and materials in any form (whether owned by the Purchaser or a third party) or otherwise reasonably required by Sterling from Purchaser in connection with the Development or Manufacture and supply of the Services and ensure that they are accurate and complete in all material respects; and

5.1.3	supply, or cause to be supplied to Sterling at Sterling’s chosen location, at no cost to Sterling, the agreed quantity of the Purchaser Supplied Material, in accordance with the delivery schedule, Purchaser Material Specifications and any other relevant terms agreed in writing between the Parties.

5.2	Without prejudice to the application of Section 17, and any other rights and remedies of the Parties under this Agreement (express or implied), to the extent and for so long as Sterling’s performance of its obligations under this Agreement is prevented, hindered or delayed by any act or omission of the Purchaser, its agents, subcontractors, consultants or employees then, Sterling shall not be in breach of this Agreement and shall be discharged from performing its obligations under this Agreement and (where applicable) allowed an extension of time.

6.	FORECASTING AND CANCELLATION OR REDUCTION OF PURCHASE ORDERS

6.1	If required by Sterling, the Purchaser shall give Sterling a forecast of the volume of Product it expects to purchase for the period specified and in the frequency outlined in the SOW or as otherwise agreed between the parties in writing. Forecasts provided under this Section 6.1 do not constitute a Purchase Order.

6.1	The Purchaser may request that:-

6.1.1	an accepted Purchase Order is cancelled or reduced; or

6.1.2	a reduction is made to a forecast issued by the Purchaser (which the parties have agreed is to be binding on the Purchaser),

(in each case a “Cancellation Request”).

6.2	A Cancellation Request ninety one (91) or more calendar days prior to the scheduled Development or Manufacturing date, shall be accepted by Sterling and no Cancellation Fee is due.

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6.3	A Cancellation Request based on the delivery of a Non-Conforming Product, until the cause for non-conformance is determined and resolved, shall be accepted by Sterling and no Cancellation Fee is due.

6.4	A Cancellation Request attributable to a Force Majeure Event, shall be accepted by Sterling and no Cancellation Fee is due.

6.5	Subject to Sections 6.2 to 6.4, if Sterling, at its discretion, accepts a Cancellation Request, this shall be conditional upon the Purchaser paying the Cancellation Fee as follows.

6.2.1 A Cancellation Request accepted by Sterling thirty (30) or fewer calendar days prior to the scheduled Development or Manufacturing date, the Cancellation Fee payable shall be fee equivalent to 100% of the Cancellation Fee.

6.2.2.A Cancellation Request accepted by Sterling sixty (60) or fewer calendar days prior to the scheduled Development or Manufacturing date, the Cancellation Fee payable shall be fee equivalent to 75% of the Cancellation Fee.

6.2.3 A Cancellation Request accepted by Sterling ninty (90) or fewer calendar days prior to the scheduled Development or Manufacturing date, the Cancellation Fee payable shall be fee equivalent to 50% of the Cancellation Fee.

The Cancellation Fee shall be due within thirty (30) days of the date Sterling notifies the Purchaser of the Cancellation Fee shall be payable in accordance with Section 11.3.

6.6	If a Purchase Order is cancelled or reduced or a forecast is adjusted in accordance with Section 6.2 and Sterling is able to utilise the Development or Manufacturing capacity reserved in anticipation of such cancelled or reduced Purchase Order for a third party, the the Cancellation Fee shall be reduced on a pro rata basis.

6.7	In addition to the payment of any Cancellation Fee, if a Purchase Order is cancelled or reduced or a forecast is adjusted in accordance with Section 6.2, the Parties shall, in good faith and acting reasonably, promptly discuss and agree the allocation of costs associated with the purchase by Sterling of any equipment Sterling has purchased or committed to purchase in order to deliver the Development and Manufacturing anticipated in the cancelled or reduced Purchase Order or adjusted forecast.

7.	DELIVERY

7.1	Sterling shall use commercially reasonable efforts to deliver the Services or quantity of Product on the Delivery Date or as may otherwise be agreed in writing. All Delivery Dates of the provision of the Services and/or delivery of Products are estimates only. The time of delivery shall not be of the essence.

7.2	Sterling shall make delivery of the Product Ex Works (Incoterms 2020) at Sterling’s site, unless otherwise agreed between the Parties in writing, on the Delivery Date.

7.3	If Sterling delivers the Product on or before Delivery Date or as may otherwise be agreed in writing, and the Purchaser fails to take delivery or to give Sterling adequate delivery instructions, Sterling may charge for any reasonable additional expense incurred in storage and/or re-delivery.

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7.4	Sterling shall use commercially reasonable efforts to deliver the target quantity if and as set out in each SOW but, given the nature of the Services to be performed by Sterling, the Parties acknowledge that Sterling shall not be in shortfall in case it delivers less than the target quantity if and as set out in each SOW as long as the delivered quantity does not fall greater than 20% below the volume identified in the batch record agreed between the parties.

7.5	Sterling shall not transfer, sell or give away any Product to a third party except with the written consent of the Purchaser.

8.	REJECTION AND REPLACEMENT OF NON-CONFORMING PRODUCT

8.1	The parties acknowledge that, given the fact that this process is being partially developed and transferred (“Development Services”) to Sterling, it may not always be possible to manufacture and deliver Product that complies with Section 20.1.1 prior to the completion of process validation. Provided Sterling has not been negligent in the performance of its Development Services, Sterling shall not be held liable to Purchaser under this Agreement for failure to manufacture product meeting specifications during the process validation stage. If during the performance of the Development Services and prior to the completion of process validation, Sterling becomes aware that it cannot deliver Product that conforms with Section 20.1.1, Sterling and Purchaser shall, in good faith, discuss the cause(s) or possible cause(s) for and shall discuss possible remediation activities and solutions. In good faith and using their best efforts, the parties shall, thereafter, agree the action (if any) to be taken in respect of such issues and the costs to be borne by either party. Until agreement has been reached pursuant to this Section 8.1, no further action shall be taken by Sterling.

8.2	The Purchaser may reject any Product delivered to it that does not comply with Section 20.1.1 (“Non-conforming Product”), provided that:

8.2.1	notice of rejection is given to Sterling;

8.2.2	in the case of a defect that is identified pursuant to inspections and testing which the Purchaser should, acting prudently, carry out following delivery, within thirty (30) Business days of the Delivery Date;

8.3	If the Purchaser fails to give notice of rejection in accordance with Section 8.1 within twelve (12) months of the Delivery Date of the Products, it shall be deemed to have accepted the Products and the Product shall be deemed to be in accordance with the Specification and all claims by the Purchaser concerning non-conformity of such product shall be deemed waived.

8.4	Sterling shall not be liable for a Product’s failure to comply with the warranty set out in Section 20.1.1 if:

8.4.1	the Purchaser makes any further use of those Products after giving notice in accordance with Section 8.1 and before the Parties agree whether or not the delivery in question constitutes Non-Conforming Product;

8.4.2	the defect arises because the Purchaser failed to follow Sterling’s oral or written instructions for the storage, commissioning, installation, use and maintenance of the Products or (if there are none) GMP; or

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8.4.3	the defect arises as a result of Sterling following any drawing, design or Specification supplied by the Purchaser; or

8.5	If the Purchaser rejects the Products in accordance with Section 8.1:

8.5.1	the Parties shall use commercially reasonable efforts as soon as reasonably practicable to agree whether or not the delivery in question constitutes Non-conforming Product; and

8.5.2	the Purchaser shall store the consignment concerned in a secure, product specific environment. Sterling shall be entitled at all times to inspect and/or analyse it.

8.6	The Parties shall use all commercially reasonable efforts to resolve any dispute that may arise pursuant to Section 8.4, but if the Parties fail to resolve such dispute within thirty (30) days of notification to Sterling pursuant to Section 8.4, the issue of whether or not the delivery constitutes Non-conforming Product shall be determined by the Independent Laboratory and the decision of the Independent Laboratory shall be final and binding on the Parties. The Independent Laboratory shall act as an expert and not as an arbitrator and (unless the Independent Laboratory otherwise determines) its fees shall be borne by the Party against whom the Independent Laboratory’s decision is given.

8.7	If Sterling agrees or the Independent Laboratory finds that any delivery of the Product is Non-conforming Product, Sterling will at Sterling’s option refund the Price (or a proportionate part of the Price relating to the Non-conforming Product) to the extent this has been paid or replace the Non-conforming Product with Product which complies with the requirements of this Agreement such that Sterling shall supply, at no extra cost, a replacement delivery to the Purchaser as soon as reasonably practicable. Sterling will also collect at its own expense any rejected Product from wherever the Purchaser may reasonably direct or reimburse the Purchaser for any costs reasonably incurred in its disposal of the Non-conforming Product. For the avoidance of doubt, once Sterling agrees or the Independent Laboratory finds that any delivery of the Product is Non-conforming Product, the Purchaser shall be free to use such Non-conforming Product as it reasonably desires.

8.8	Sterling shall not transfer, sell or give away any Product to a third party except with the written consent of the Purchaser.

9.	PASSING OF TITLE AND RISK IN PRODUCT

9.1	Risk in and responsibility for the Product shall pass to the Purchaser in accordance with the applicable Incoterm as specified in Section 7.1 or as agreed between the Parties in writing. Notwithstanding delivery and the passing of risk in the Product to the Purchaser, the Product shall remain Sterling’s property until its full price has been received by Sterling and all other sums which are due from the Purchaser on any account with Sterling have been received by Sterling.

9.2	Until ownership passes under Section 9.1, and Purchaser is in possession of Product the Purchaser must ensure the Product is appropriately stored in a satisfactory condition and insured for the Price against all risks but shall otherwise be entitled to use the Product in the ordinary course of business.

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10.	PRICE OF SERVICES/PRODUCT

10.1	Subject to Section 10.2 and 10.3, the Price payable by the Purchaser for the Services and/or Product shall be set out in the SOW.

10.2	Sterling shall, for the duration of the relevant SOW, maintain such records reasonable in the circumstances to verify the cost of Materials used in the Development and/or Manufacturing process. Once each calendar year and/or on or around the date the relevant SOW is fulfilled by Sterling, Sterling may reconcile the cost of Materials identified in the relevant SOW against the actual cost of Materials. If the increase/decrease in such costs is more than 5% (five per cent) since the commencement of the relevant SOW or since the last Price review, Sterling may vary the Price to reflect the increase or decrease, as the case may be, in the costs of Materials, including, but not limited to increases or decreases relating to currency fluctuations. Sterling shall act in good faith and endeavour to secure the best price reasonably obtainable for the Materials in the circumstances. Variations to the Price pursuant to this Section 10.2 may apply to both the Price paid for Product since the commencement date of the relevant SOW or since the last Price review.

10.3	Sterling shall, for the duration of the relevant SOW, maintain such records reasonable in the circumstances to verify the non-Material costs of Sterling used in the Development and/or Manufacturing process. Once each calendar year and/or on or around the date the relevant SOW is fulfilled by Sterling, Sterling may reconcile the reasonable non-Material costs identified in the relevant SOW against the actual non-Material costs incurred. If the increase/decrease in such non-Material costs is more than 5% (five per cent) since the commencement of the relevant SOW or since the last Price review, Sterling may vary the Price to reflect the increase or decrease, as the case may be, in the non-Material costs If the Purchaser does not consent to any change in the Price proposed by Sterling pursuant to this Section 10.3, the Price shall increase by the higher of 3% (three per cent) or the percentage increase in the Producer Price Index for Pharmaceutical Preparations published by the US Bureau of Labor Statistics since the Effective Date. Variations to the Price pursuant to this Section 10.3 may apply to both the Price paid for Product since the commencement date of the relevant SOW or since the last Price review.

10.4	Unless otherwise agreed in writing, the Price and any other amounts payable pursuant to this Agreement shall be exclusive of VAT, sales or other applicable taxes.

11.	INVOICE AND PAYMENT

11.1	Subject to Section 11.2, Sterling shall be entitled to invoice the Purchaser the Price on Sterling’s release of the Product or payment milestones agreed in writing between the Parties.

11.2	Unless otherwise agreed in writing between the Parties, Sterling shall be entitled to invoice the Purchaser for Sterling Supplied Materials at any time prior to Sterling’s release of the Product or for the Cancellation Fee (if any) at any time after the date of cancellation or reduction of the relevant Purchase Order.

11.3	Unless otherwise agreed in writing between the Parties, all undisputed amounts due to Sterling hereunder shall be paid by the Purchaser in full and cleared funds in Pounds Sterling to the account designated by Sterling in writing, within thirty (30) calendar days from the date of the relevant invoice, without any set-off or counterclaim in respect of any liability of Sterling.

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11.4	Without prejudice to any other right or remedy that Sterling may have, if the Purchaser fails to pay Sterling any sum due under this Agreement on the due date the Purchaser shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment at a rate of ten percent (10%) a year above the base rate from time to time of the Bank of England, but at ten per cent (10%) a year for any period when that base rate is below zero percent (0%). Sterling may also suspend performance of this Agreement (in whole or in part) or stop the transmission, and resume possession, of all or any of the Product and work in progress until all outstanding amounts, plus interest charged by Sterling in addition, is received in full by Sterling, and the costs of Sterling doing so are for the Purchaser’s account.

11.5	Without prejudice to any other right or remedy that Sterling may have, if the Purchaser fails to pay an invoice for ninety (90) days after the due date, then Sterling will have the right, in its sole discretion, to terminate this Agreement without penalty.

11.1	If Purchaser disputes any part of an invoice submitted by Sterling, Purchaser must inform Sterling within 21 days of receipt of the invoice. Purchaser shall include the reasons for disputing the invoice. The Parties shall, in good faith, resolve such dispute as soon as reasonably practicable.

12.	SUPPLY AND STORAGE OF MATERIALS AND PRODUCT

12.1	Sterling shall be solely responsible for ordering the relevant quantities of Sterling Supplied Materials for use in the Development or Manufacture of the Product and shall ensure that they comply with the requirements of GMP and the provisions of this Agreement. Any such purchase from a supplier shall be on Sterling’s own behalf and not as an agent for the Purchaser.

12.2	If the Purchaser requests, Sterling shall store the Product at Sterling’s premises at Dudley one (1) month free of charge following release by Sterling, and thereafter at a daily rate (if applicable, invoices will include VAT) as outlined in the applicable Purchase Order. The Product shall be deemed to have been delivered upon it being placed in storage by Sterling.

13.	QUALITY AGREEMENT

A separate Quality Agreement shall be entered into in relation to quality assurance terms applicable to the Development or Manufacture of the Product. Subject to Section 2.7, each QA shall be incorporated into the Agreement.

14.	PRODUCT RECALL

14.1	The Purchaser shall be solely responsible in accordance with applicable laws and regulations for the reporting to Regulators of any complaints and product recalls relating to the End-Product which arise for any reason. Sterling shall promptly advise the Purchaser of any occurrence or information which arises out of Sterling’s manufacturing activities which have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Product and/or the End-Product and promptly furnish copies of any related information or reports as further set forth and detailed in the QA.

14.2	If the Purchaser or any Regulator deems that a recall of any lots of distributed End-Product is required, the recall process and strategy shall be developed by the Purchaser and followed by Sterling.

14.3	The costs of any action required by the Purchaser under this Section 14, shall be borne by Sterling only in the event and to the extent that upon delivery of Product hereunder such Product did not conform to the Specification; the need for the action is the result of a failure on the part of Sterling to comply with its obligations under this Agreement; or the result of any negligence on the part of Sterling; subject always to the Purchaser mitigating its costs.

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15.	INTELLECTUAL PROPERTY RIGHTS

15.1	This Agreement shall not affect the ownership of the respective Intellectual Property of the Parties and nothing in this Agreement shall oblige either Party to maintain any rights that it has, or may have, in its Intellectual Property for the benefit of the other Party or otherwise. Except as specifically provided herein, nothing in this Agreement shall be construed as granting any right in or license to either Party under any Intellectual Property of the other Party.

15.2	Inventions made solely by the Purchaser shall be owned solely by the Purchaser. Inventions made solely by Sterling, or by Sterling and Purchaser, that relates to Product shall be owned solely by Purchaser. Inventions made solely by Sterling that does not relate to the Product shall be owned solely by Sterling. Inventions made by both Parties that does not relate to the Product shall be owned jointly.

15.3	Subject to the provisions of this Section 15, the Purchaser’s Intellectual Property shall belong to and be the sole legal and beneficial property of the Purchaser.

15.4	To the extent that it has come to its notice, each Party shall promptly and fully notify the other Party of any actual, threatened or suspected:

15.4.1	infringement of any Intellectual Property of the other Party (to the extent it relates to this Agreement); and

15.4.2	a claim by any third party that the activities of either Party pursuant to this Agreement (including the use, distribution or sale by the Purchaser of products or of any End Product or of any other product the manufacture of which uses or incorporates the Product), infringe any rights (including Intellectual Property rights) of any other person.

15.5	The Purchaser hereby grants to Sterling and its Affiliates a free, non-exclusive license to use any Intellectual Property of the Purchaser solely for the purpose of fulfilling Sterling’s obligations under this Agreement.

15.6	Sterling hereby grants to the Purchaser and its Affiliates a free, non-exclusive license to use any Intellectual Property of Sterling to the extent required to use, distribute or sell the Products supplied by Sterling under this Agreement.

16.	CONFIDENTIALITY

16.1	Each Party undertakes in relation to the Confidential Information of the other Party:

16.1.1	to keep all Confidential Information confidential;

16.1.2	not to use Confidential Information except for the purposes of performing its obligations under this Agreement (and in particular not to use Confidential Information to obtain a commercial, trading or any other advantage); and

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16.1.3	not, without the other’s prior written consent, to disclose Confidential Information to any other person except those of its employees, officers, representatives, consultants or advisers who need to know the Confidential Information.

16.2	Section 13.1 shall not apply to Confidential Information to the extent that it is or was:

16.2.1	already in the possession of the other free of any obligation of confidentiality on the date of its disclosure to such other Party;

16.2.2	in the public domain other than as a result of a breach of this Section 16;

16.2.3	required to be disclosed: (a) pursuant to applicable law, by any governmental or regulatory body or by an securities exchange of competent authority; or (b) in connection with proceedings before a court of competent jurisdiction or under any court order or for the purpose of receiving legal advice, but only to the extent and for the purpose of that disclosure.

16.3	Each Party acknowledges that Confidential Information is valuable and that damages might not be an adequate remedy for any breach of Section 16.1 and accordingly a Party will be entitled, without proof of special damage, to an injunction and other equitable relief for any actual or threatened breach of this Section 16.

17.	FORCE MAJEURE

A Party shall not be in breach of this Agreement, nor liable for any failure or delay in performance of any obligations under this Agreement arising from or attributable to a Force Majeure Event provided that it promptly notifies the other Party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance. If the Force Majeure Event prevails for a continuous period of more than six (6) months, any Party may terminate this Agreement by giving fourteen (14) days’ written notice to the other Party whereupon this Agreement will terminate.

18.	SAFETY HAZARDS

The Parties will inform one another and keep one another informed of all safety hazards and changes in regulations and guidance (statutory or otherwise) which either Party knows or believes to impact the use, handling, storage, labelling, transport, treatment and disposal of the Product and each Party will ensure that the Product is handled in accordance with the special handling procedures required for the Product.

19.	INDEMNITIES

19.1	The Purchaser shall indemnify, defend and hold harmless Sterling from and against any and all Losses to the extent arising out of or resulting from:

19.1.1	the breach of this Agreement by the Purchaser;

19.1.2	Product recalls, End Product recalls, personal injury, product liability or property damage arising from or relating to the Purchaser’s use, handling, design, labelling or sales of the Product or any End-Product or other product the manufacture of which uses or incorporates the Product except to the extent Sterling is obligated to indemnify the Purchaser under Section 19.2;

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19.1.3	any chemical process, procedure or materials provided by the Purchaser to Sterling for use in performing its obligations under this Agreement;

19.1.4	third party claims (including claims that third party Intellectual Property has been infringed and including from the Purchaser’s customers) except to the extent Sterling is liable to the Purchaser under this Agreement.

19.2	Subject to Section 21, Sterling shall indemnify, defend and hold harmless the Purchaser from and against any and all Losses to the extent arising out of or resulting from any Product recalls, End Product recalls, personal injury, product liability or property damage relating to or arising from any breach of Sterling’s warranty in Section 20.1 provided that in no event will Sterling be obliged to indemnify the Purchaser for any such Losses with respect to any Product concerning which the Purchaser has waived its claims pursuant to Section 8.2 above.

19.3	The provisions of this Section 19 shall continue in force after termination or expiry of the Agreement.

20.	WARRANTIES AND DISCLAIMERS

20.1	Sterling warrants to the Purchaser that:

20.1.1	the Products shall meet the Specification when delivered and shall be Manufactured by Sterling in compliance with GMP;

20.1.2	it has the appropriate registrations, licenses and other governmental authorisations required to carry out its obligations under this Agreement;

20.1.3	it will perform its obligations under this Agreement in accordance with generally accepted standards of the industry and with reasonable skill and care; and

20.1.4	it shall at all times comply with all applicable laws, rules and regulations relating to its activities under this Agreement.

20.2	Except for the foregoing, Sterling makes no warranty or representation of any kind, either express or implied, including the warranties of satisfactory quality, fitness for a particular purpose and merchantability and any representation or any warranty that the development, manufacture, use or sale of Product will not infringe the intellectual property rights of any third party.

20.3	Without limiting the foregoing, Sterling does not give any warranty that the results of the Services do not infringe third party rights, are fit for any particular purpose, or that any patent applications made or licensed pursuant to this Agreement will result in valid, granted patents, or that that the Products ultimately will achieve commercially viable sales.The Purchaser represents and warrants to Sterling that:

20.3.1	the Purchaser shall at all times comply with all applicable laws, rules and regulations relating to its activities under this Agreement, and its transportation, export, handling, storage, marketing, sale, distribution or other use by the Purchaser of any Product delivered hereunder or of any End-Product or other drug product into which any Product is incorporated by or on behalf of the Purchaser;

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20.3.2	the Purchaser has the unencumbered right to disclose its Confidential Information to Sterling and to authorise Sterling to use the Confidential Information for the purposes of performing Sterling’s obligations under this Agreement;

20.3.3	use of any of the Purchaser’s Confidential Information by Sterling for the purposes of this Agreement, including without limitation, the manufacturing of the Product by Sterling and any required intermediate compounds, and the sale of the Product by Sterling contemplated hereunder, will not infringe the Intellectual Property Rights of any third party;

20.3.4	the use, distribution or sale by the Purchaser of Products, or of any End-Product or of any other product the manufacture of which uses or incorporates the Product will not infringe the Intellectual Property Rights of any third party; and

20.3.5	it shall be responsible for the completeness, suitability, legal compliance, accuracy and timely delivery of all necessary information, goods and materials to enable Sterling to Develop or Manufacture the Product in accordance with the terms of this Agreement.

21.	LIMITATIONS OF LIABILITY

21.1	Sections 21.4 and 21.5 set out the entire liability of Sterling (including any liability for the acts or omissions of its officers, employees, agents or subcontractors) to the Purchaser in respect of:

21.1.1	any breach by Sterling of this Agreement;

21.1.2	non or incomplete performance or contemplated performance by Sterling of this Agreement;

21.1.3	negligence for which Sterling is liable;

21.1.4	any other tortious act or omission or breach of statutory duty on the part of Sterling or on the part of any of its employees, agents or subcontractors; and

21.1.5	any representation or statement arising under or in connection with this Agreement or by or on behalf of Sterling.

21.2	Sterling shall in all circumstances have no liability for matters which results from or is in connection with: the Purchaser’s breach of this Agreement; Sterling following any instruction, process or specification provided by the Purchaser; or which results from or is in connection with any act, omission or delay by the Purchaser.

21.3	The Price is determined on the basis of the exclusions from and limitations of liability contained in this Agreement. The Purchaser expressly agrees that these exclusions and limitations are reasonable because, for example, the likelihood that the amount of damages awardable to the Purchaser for breach by Sterling of this Agreement may be disproportionately greater than the Price.

21.4	In no event shall Sterling’s liability for any claims of the Purchaser under this Agreement including any claims concerning Product that does not meet the Specification and/or a breach by Sterling of its warranty under Section 20.1 exceed the price paid for the Services by the purchaser to Sterling under the applicable Purchase Order.

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21.5	In no event shall either Party be liable to the other for loss of profit, loss of reputation, loss of business, revenue or goodwill, loss of anticipated savings, loss or damage to data, or consequential or indirect loss. For the avoidance of doubt this shall not limit the Purchaser’s obligations to pay for the Services properly rendered when due.

21.6	Notwithstanding anything to the contrary, each Party’s liability to the other for death or personal injury resulting from the negligence of the Party concerned, its employees or fraud (including fraudulent misrepresentation), shall not be excluded or limited nor shall any other liability to the extent such liability may not be excluded or limited as a matter of law.

22.	INSURANCE

Each Party shall maintain, at its own cost, full and sufficient third party, public and product liability insurance, and such other types of insurance (including, in the case of the Purchaser, product recall insurance) as are customary in this line of business, which may be by means of self-insurance, with sufficient coverage for its actual and potential liabilities hereunder and shall provide to the other Party a certificate of such insurance (or equivalent) upon request.

23.	Term and Termination

23.1	This MSA shall be effective as of the Effective Date and, subject to the remaining provisions of this Section 23, shall remain in full force and effect until the earlier of (i) final completion of any SOW then active, or (ii) termination in accordance with the terms hereof.

23.2	Either Party may terminate this MSA or any SOW by written notice to the other Party in the event of a material breach of this MSA or any SOW by such other Party, provided that, if the breach is curable, the breaching Party also fails to cure such breach within thirty (30) calendar days from the date of such notice.

23.3	Either Party may, immediately by written notice, terminate this MSA and/or any SOW in the event that the other Party experiences an Insolvency Event.

23.4	If, in the reasonable opinion of Sterling, (a) the manufacture of the Product is not feasible in accordance with the Specification or otherwise, or that a safety hazard of a type described in Section 18 of this MSA exists that cannot be safely and appropriately managed by Sterling, (b) the financial safety profile of the Purchaser or the Products deteriorates, or (c) the Purchaser is associated with unethical behavior, and in the opinion of Sterling, association with the Purchaser would bring the reputation of Sterling into disrepute, Sterling may terminate the MSA and/or, any SOW immediately by written notice.

23.5	Either Party may terminate this MSA upon thirty (30) days’ prior written notice to the other Party if there are no Statements of Work then in effect.

23.6	For the avoidance of doubt, termination of a specific SOW shall not cause a termination of the MSA.

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24.	Consequences of Termination

24.1	Upon termination or expiration of this MSA (and in addition to any consequences of termination as set forth herein):

24.1.1	Each Party shall, at the request of the other Party, within five (5) Business Days of such request, and at the requesting Party’s cost, return to the requesting Party or otherwise destroy (at such Party’s election) all documents and Confidential Information, together with all know-how and/or information of a technical nature relating to the relevant Services and Products, which it has in its possession and which were provided to it by the requesting Party, together with all copies thereof (except one (1) copy, which may be retained for the purposes of complying with applicable regulatory obligations, or to perform and enforce any continuing obligations under this MSA).

24.1.2	Each Party shall, at the request of the other Party, within thirty (30) Business Days of such request, and at the requesting Party’s cost, return to the requesting Party or otherwise destroy (at the requesting Party’s election) all of the requesting Party’s property, equipment, materials and inventory, if any, except to the extent the same is required to be retained by law or as necessary to comply with such Party’s continuing obligations under this MSA.

24.1.3	Neither Party shall make any use of, for any purpose whatsoever, any Intellectual Property or Confidential Information which is the property of the other Party and shall ensure that copies thereof are handled and/or disposed of in accordance with this Agreement.

24.1.4	Sterling agrees, at the Purchaser’s cost, to provide the Purchaser with reasonable assistance with respect to any investigation or filing required by any Regulator with respect to the Services carried out prior to such termination or expiration, even after the effective date of such termination or expiration.

24.1.5	Upon termination or expiration of a SOW, Sterling shall cease to provide the Services and will issue the Purchaser with an invoice for all Services performed (including without limitation, with respect to achieved milestones) and finished Products, work in progress (which shall include, without limitation, direct labor, used Materials, overhead costs, and selling, general and administration costs), unused Materials and outstanding costs incurred by Sterling in connection with the Services and any Cancellation Fees unless terminated by the Purchaser for Sterling’s material breach. Such invoice shall be paid in accordance with Section 8 of this Agreement.

24.2	Any termination or expiration of the MSA or any SOW will not affect the survival or effectiveness of any provision that, in order to give proper effect to its intent, should survive such termination or expiration.

24.3	Termination or expiration of the MSA or any SOW shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages for any breach that existed at or before the date of termination or expiration.

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25.	AMENDMENts

No amendment to this MSA shall be effective unless it is in writing and signed by both Parties.

26.	Notices

Any notice to be given under the Agreement shall be given in writing in the English language; signed by or on behalf of the Party giving it; and addressed to the other Party at its registered office or principal place of business or such other address as may have been notified for these purposes, marked for the attention of the Chief Commercial Officer, with a copy to General Counsel, Sterling Pharma Solutions Limited, Sterling Place, Dudley, Northumberland, NE23 7QG, United Kingdom (in the case of the Sterling), and for the attention of Peter Rodino, Chief Operating Officer (in the case of the Purchaser).

27.	Entire Agreement

27.1	The Agreement together with the CDA and Quality Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements, arrangements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

27.2	Each Party agrees that it will have no remedies in respect of any statement, representation, assurance or warranty that is not set out in the Agreement, CDA and Quality Agreement.

28.	Severability

Each provision of the Agreement is severable and distinct from the others. If any provision of the Agreement is held to be invalid, illegal or unenforceable, the validity of the other provisions and the remainder of the provision in question shall not be affected.

29.	Subcontracting and Assignment

Sterling’s Affiliates and its’ subcontractors may, from time to time, fulfil Sterling’s obligations under this Agreement. Except as provided pursuant to this Section 29, no Party shall have the right to assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other Party.

30.	GENERAL

30.1	No failure or delay by a Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by a Party of any breach of the Agreement by the other party shall be effective unless in writing and shall not be deemed a waiver of any subsequent right or remedy.

30.2	Nothing in this Agreement shall establish any partnership between the Parties, constitute any Party to this Agreement the agent, fiduciary or employee of the other Party to this Agreement, or authorise any Party to make or enter into any commitments for or on behalf of the other Party.

30.3	Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

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30.4	If any provision or part-provision of this Agreement is held to be invalid, illegal or unenforceable, the validity of the other provisions of this Agreement and the remainder of the provision in question shall not be affected.

30.5	Except as provided by this Agreement, CDA and Quality Agreement no third party (as defined in the Contracts (Rights of Third Parties) Act 1999) except any permitted successor or assignee of the Party to this Agreement has any rights under that Act to enforce any term of this Agreement.

30.6	This Agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

31.	COUNTER PARTS AND ELECTRONIC SIGNATURES

31.1	This MSA and each SOW may be executed in any number of counterparts by the Parties, each of which when executed and delivered shall constitute an original, but all of which together shall constitute one and the same agreement.

31.2	Each Party agrees to sign this MSA by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of the Parties intention to be bound by this this MSA as if signed by each Party’s manuscript signature.

IN WITNESS WHEREOF, the Parties have entered into this MSA as of the Effective Date.

STERLING

By:	/s/ Chad Telgenhof
Name:	Chad Telgenhof
Title:	Chief Commercial Officer

AIM IMMUNOTECH INC.

By:	/s/Peter W. Rodino
Name:	Peter W. Rodino, III
Title:	COO & General Counsel

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Appendix 1

TEMPLATE STATEMENT OF WORK

For the avoidance of doubt, and in accordance with Section 2.7 of the MSA, if and to the extent there is a conflict, discrepancy, or inconsistency between any of the provisions in the main body of the MSA and any of the provisions of this Statement of Work, the terms of the MSA shall prevail over this Statement of Work, except to the extent that this Statement of Work expressly and specifically states an intent to supersede the MSA on a specific matter.

Statement of Work reference number

Statement of Work date

Term of Statement of Work	This Statement of Work shall be effective as of the Statement of Work Date and shall remain in full force and effect until the MSA is terminated[, or until [DATE], whichever is earlier].

Sterling contact person for day to day communications	[NAME] [POSITION] [EMAIL ADDRESS] [TELEPHONE NUMBER(S)] [Any additional contacts in cc to emails?]

The Purchaser contact person for day to day communications	NAME] [POSITION] [EMAIL ADDRESS] [TELEPHONE NUMBER(S)] [Any additional contacts in cc to emails?]

Development Site

Project Outline/Description of Services	[Describe overview of the project]

Any other agreements that are to apply (For example, are there any separate agreements relating to test batches, or design/build work)

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Product

Product Specifications (including specifications for processing, preparation, assembling)

Batch quantity of Product and batch cost

Permitted Variance to Product Quantity	[X%]

Assumptions	[include any specific assumptions upon which Sterling performance depends, including start date, deadlines for Purchaser performance or delivery of goods or information, and other key assumptions]

Standard	[Good Manufacturing Practice] [Good Laboratory Practice] [Non-GMP]

Price

Cancellation Fee

Payment Terms if differs from that specified in Section 8 of this Agreement

[Specifically set out when payments are to be made]

[Where catalysts are used, and form a significant portion of Sterling’s cost, the Purchaser shall cover such costs in an up-front payment. The Purchaser shall be repaid once the catalyst has been recycled.]

Sterling Supplied Materials	[With regard to Sterling Supplied Materials, the Purchaser agrees to support Sterling to introduce additional suppliers, if needed.]
Purchaser Supplied Materials (all Materials to be supplied by the Purchaser)

Purchaser Supplied Material -Specifications	[Any reduction in the yield as a result of off specification or insufficient raw materials is the responsibility of the Purchaser.]

Purchaser Supplied Material – quantity and delivery schedule

[Purchaser Supplied Materials must be at the Development Site no later than [one month] before they are required for the Services.]

[In addition to the provisions of Section 2.2 of this Agreement, delays to the Development or Manufacture caused by delayed, insufficient or off specification of the Purchaser Supplied Materials may result in an additional charge to the Purchaser at a rate of [●] per day.]

Milestones	[if there are specific Milestones for the project, set them out in detail – for example, chemistry development and confirmation, first batch completion, qual test, etc.]

Sterling testing obligations

Purchaser testing obligations

Labelling requirements, if any

Estimated date of completion of Services

Delivery terms and location, if differs from that specified in Section 4 of this Agreement

Other provisions, or modifications to the MSA

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Statement of Work Confirmation:

The Statement of Work set forth above is valid for a period of thirty (30) days from the date issued. If the terms of this Statement of Work and any other referenced document are accepted, please sign and return to Sterling:

Signed for and accepted on behalf of the Purchaser:

SIGNATURE
NAME
POSITION

DATE

Statement of Work Acceptance:

Signed for and accepted on behalf of Sterling:

SIGNATURE
NAME
POSITION

DATE

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Appendix 2

TEMPLATE CHANGE ORDER

Statement of Work reference number:

Statement of Work date:

Change Order No:

Product:

Name of requester at Customer/Sterling:

Telephone Number of requester at Customer/Sterling:

Date of Change Order request:

This Change Order request relates to the Statement of Work dated [INSERT DATE] (with the above Statement of Work reference number) and is issued under the Master Services Agreement (MSA) between [Sterling] and [INSERT THE PURCHASER ENTITY] dated [INSERT DATE].

This Change Order forms part of the MSA and the applicable Statement of Work. The Parties agree to the following modification(s) to the applicable Statement of Work:

Detail of Requested Changes:

Description	Additional / (Less) Cost

Total Cost of this Contract Change:

Revised Total Budget:

	Direct costs	Indirect costs	Totals
Original Budget:
Cost of Change Order #1 (+)
Revised Total Budget:

In consideration of the amended rights and obligations of the Parties pursuant to this Change Order, this Change Order amends the applicable Statement of Work as provided above. Except as specifically amended by this Change Order, all other terms and conditions of the Statement of Work shall continue in full force and effect during the term of the MSA. This Change Order shall be effective upon full execution by the Parties.

IN WITNESS WHEREOF, each of the Parties has caused this Change Order to be executed by its authorized representative as of the last date written below.

STERLING	[NAME]

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

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